EXHIBIT 99.1

TRW Automotive
12025 Tech Center Drive
News Release	Livonia, Mich. 48150 USA

For Immediate Release	Contact:
Manley Ford/TRW
734.855.2616
John Wilkerson/TRW
734.855.3864

Jody Miller to join TRW Automotive Board of Directors Effective May 1, 2005

LIVONIA, Mich., February 1, 2005 – TRW Automotive Holdings Corp. (NYSE: TRW) today announced the election of Jody Miller to the company’s board of directors. The appointment is effective on May 1, 2005 and will increase the number of TRW Automotive directors to nine. Ms. Miller currently serves as a Venture Partner with Maveron, LLC, a position she has held since 2000. From 1995 to 1999, she worked in a variety of executive positions, including executive vice president and acting president and chief operating officer, at Americast, a digital video and interactive services partnership of Ameritech, BellSouth, GTE, SBC, SNET and The Walt Disney Company. Ms. Miller also served in the White House from 1993-1995 as Special Assistant to President Clinton, where she acted as Deputy to David Gergen, Counselor to the President. In 1995, Ms. Miller co-founded, and is a current Board Member of, The National Campaign to Prevent Teenage Pregnancy.

About TRW

With 2003 sales of $11.3 billion, TRW Automotive ranks among the world’s top 10 automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, employs approximately 60,000 people in 24 countries. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trwauto.com.